FOR IMMEDIATE RELEASE

NORDSON CORPORATION’S PRESIDENT AND CHIEF FINANCIAL OFFICER PETER HELLMAN ANNOUNCES PLANS TO
RETIRE

WESTLAKE, Ohio – August 28, 2006 – Nordson Corporation (Nasdaq: NDSN) today announced that Peter S. Hellman, president and chief financial and administrative officer, has announced his intent to retire from the company and its board of directors in February 2007. Hellman’s decision to leave the company at this time was based on his desire to pursue a variety of activities, including greater involvement in the many not-for-profit organizations that he supports. Nordson will begin an immediate search for a new chief financial officer; Hellman has agreed to stay on until his successor is named.

Hellman joined Nordson in February 2000 with responsibility for the overall financial management of the company as well as its corporate communications, law and intellectual property, supply chain management and information systems functions. Prior to joining Nordson, Hellman spent more than 20 years in senior operating and financial management positions, most recently as president and chief operating officer of TRW Inc.

“Peter has played a critical role in Nordson’s worldwide growth and financial success during the past six years. We’ve benefited greatly from his insight and expertise, which have positioned our company for continued success,” said Edward P. Campbell, chairman and chief executive officer.

“I have the greatest level of respect for Peter. His leadership, loyalty and friendship will be missed; they have made an indelible mark on our entire organization,” continued Campbell.

In addition to serving on the Nordson board of directors, Hellman is a member of the board of Baxter International Inc. and QWEST Communications International Inc. Active in the local Cleveland community, he also is a trustee of Case Western Reserve University, LifeBanc, the Lorain County Community College Foundation, Western Reserve Academy and the Nordson Corporation Foundation.

—more—

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

# # #

Contact: Phone: E-mail:	Derrick Johnson, Director, Corporate Communications (440) 414-5639 djohnson@nordson.com